EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of NATIONAL COAL CORP. on Form S-3 (File Nos. 333-120146 and 333-134147) and Form S-8 (File Nos. 333-115649 and 333-123184) of our report dated February 17, 2006 on the consolidated balance sheet of NATIONAL COAL CORP. as of December 31, 2005, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 2005 and 2004, which appear in this Annual Report on Form 10-K.


/s/ Gordon, Hughes & Banks, LLP
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GORDON, HUGHES & BANKS, LLP

Greenwood Village, Colorado
April 2, 2007